UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 28, 2009

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HOLLOMAN ENERGY CORPORATION

(Name of Small Business Issuer in its charter)

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Nevada	000-52419	77-0643398
(State of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

333 North Sam Houston Parkway East, Suite 600, Houston, Texas, 77060

(Address of principal executive offices, including Zip Code)

(281) 260-0193

Registrant’s telephone number, including area code

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(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events

In May 2007 we acquired a 62.5% working interest in an Australian oil and gas exploration permit known as the Victoria Permit 60 ("Vic P60"). We paid $639,487 in cash plus a 4.00% overriding royalty interest to a group of unrelated parties for the rights to the permit. In addition, we granted a contingent back-in working interest of 6.20% effective in the event certain production performance criteria were achieved.

On November 21, 2007 we acquired Holloman Petroleum Pty. Ltd. for 18,600,000 shares of our common stock. Holloman Petroleum Pty.'s assets consisted of working interests, varying between 37.5% and 100%, in seven oil and gas permits awarded by the Australian government, including the remaining 37.5% working interest in the Vic P60.

The Vic P60 comprises 1,379 square kilometers (339,769 acres) in the Bass Strait of the Gippsland Basin in Australia. As the holder of the permit, we are required to drill wells and complete other technical analysis work on the lands covered by the permit. If we elect to drill all the wells and perform all other work in the time frame required by the permit, preliminary estimates indicate that the related expenditures in the next twelve months will be over $35,500,000.

On December 28, 2009 we decided to begin a process to relinquish our interest in the Vic P60. The Vic P60 is the last of our offshore holdings. We believe the cost and effort to maintain this permit is no longer in our best interests. Further, we believe relinquishing the Vic P60, allows us to better focus resources on our onshore concessions which include PEL 112 and PEL 444 covering 4,544 square kilometers (1.125 million acres) in the northwest and southwest sectors of Australia’s Cooper-Eromanga Basin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 31, 2009

HOLLOMAN ENERGY CORPORATION

By:	ROBERT WESOLEK
Robert Wesolek,
Chief Financial Officer

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